CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 66 to the Registration Statement (Form N-1A, No. 2-66437) of Edward Jones Money Market Fund, and to the incorporation by reference of our report, dated April 25, 2016, on Edward Jones Money Market Fund included in the Annual Report to Shareholders for the fiscal year ended February 29, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2017